CONSULTING AGREEMENT

    THIS AGREEMENT effective as of the 7th day of April, 1998

BETWEEN:

                                  EPS ENVIRONMENTAL INC. D/B/A SOLUCORP
                                  INDUSTRIES, LTD. a corporation duly
                                  incorporated pursuant to the laws of the Yukon Territory having an office at 250 West Nyack Road, West Nyack, New York, 10994, U.S.A.

                                  (hereinafter referred to as the "Company")

                                                OF THE FIRST PART

AND:
                                   JOSEPH S. KEMPROWSKI
                                   661 North Broadway
                                   Upper Nyack, New York 10960

                                   (hereinafter referred to as the "Consultant")

                                                OF THE SECOND PART

RECITALS

WHEREAS the Company has requested the assistance of the Consultant in providing certain consulting services, as hereinafter described;

WHEREAS the Consultant has agreed to provide such assistance and service to the Company in accordance with the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

1.      DUTIES AND DEVOTION OF TIME

        Duties. During the terms of this Agreement the Consultant shall be responsible for the duties contained in Schedule 'A' attached hereto and incorporated herein by this reference (the "Duties").

1.2 Devotion of Time. The parties hereto acknowledge and agree that the work of the Consultant is and shall be of such a nature


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that regular hours are insufficient and impractical. The Consultant will perform duties as described in Schedule "A" on a non-exclusive basis. It is expressly understood that the consultant shall be free to engage in other businesses that are not in competition with the business of the Company.

1.3 Location of Company Headquarters. The parties hereto acknowledge that the effective strategic direction of the Company and its subsidiaries does not require that the headquarters of the Company be or remain in the City of Vancouver, in the Province of British Columbia, and agree that the Company's location has no effect on the Duties of the Consultant.

1.4 Business Opportunities the Property of the Company. The Consultant agrees to communicate immediately to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, during the term of this Agreement, the Consultant may conceive, make or discover, become aware of, directly or indirectly, or have presented to it in any manner which relates in any way to the Company, either as it is now or as it may develop, and such business opportunities, inventions or improvements shall become the exclusive property of the Company.

1.5 No Personal Use. The Consultant shall not use any of the work the Consultant shall perform for the Company for any personal purposes Without first obtaining the prior written consent of the Company.

2.  CONSULTING FEES, BONUSES

2.1 Consultant Fees. In consideration of the Consultant providing the services referred to herein, the Company agrees to pay the Consultant an annual consulting fee of One hundred twenty five thousand U.S. Dollars($125,000.00) payable semi-monthly, subject to increase as from time to time approved by the Board of Directors of the Company and 100,000 free trading shares of stock per annum.

2.2 Benefits. The company shall provide, maintain and pay for:

                  (a) Exclusive use of 1994 Mercedes Benz S500 Vehicle Identification Number: WDBGA 7OE8R A1543 47, which will become the property of the Consultant after termination of this Agreement for any reason whatsoever. If vehicle is damaged beyond repair or stolen, the Company will replace such vehicle to another of the Consultant's choice.

2.3 Options. The Company will issue to the Consultant 100,000 options per year and every year of this five (5) year Agreement at regulatory accepted discounted prices.


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2.4 Payment in Cash or Shares. All payments payable by the Company to the
Consultant, including the consulting fees, Bonuses, and reimbursement of expenses under Section 4.1 hereof, shall be payable in cash or, at the election of the Consultant, such will be paid in whole or in part in free-trading shares in the capital stock of the Company ("Free-Trading Shares").

3.  VACATION

3.1 Entitlement to Vacation. The Company acknowledges that the Consultant shall be entitled to an annual vacation of six (6) weeks. The Consultant shall use his best efforts to ensure that such vacation is arranged with the Company in advance such that it does not unduly affect the operations of the Company.

3.2 Increase in Vacation. The period set out in Section 3.1 may be increased from time to time as mutually agreed to by the Consultant and the Board of Directors.

4.   REIMBURSEMENT OF EXPENSES

4.1 Reimbursement of Expenses. The Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Consultant in or about the execution of the Duties contained herein, including without limitation the generality of the foregoing, and recognizing that the Consultant is and has not been permanently resident in Vancouver, all reasonable travel and promotional expenses payable or incurred by the Consultant in connection with the Duties under this Agreement. All payments and reimbursements shall be made within three
(3) days of submission by the Consultant of vouchers, bills or receipts for such expenses.

5.  CONFIDENTIAL INFORMATION

5.1 Confidential Information. The Consultant shall not, either during the term of this Agreement or at any time thereafter, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will it use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the Company or any confidential information which it may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of the Company, unless the Consultant is ordered to do so by a court of competent jurisdiction or unless required by any statutory authority.

5.2 Non-Disclosure Provisions. The foregoing provision shall be subject to the further non-disclosure provisions contained in Schedule "C" attached hereto and incorporated hereinafter by this reference.

5.3 Provisions Survive Termination. The provisions of this section shall survive the termination of this Agreement.


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6.  TERM

6.1 Term. Subject to the termination provisions contained hereunder, this Agreement shall remain in effect for a period of Five (5) years from the effective date Thereafter the parties shall renew this Agreement if they mutually agree upon the terms and conditions of such renewed agreement.

7.  TERMINATION

7.1 Termination of Consultant. Notwithstanding any other provision contained herein, the parties hereto agree that the Consultant may terminate this Agreement, with or without cause, by giving ninety (90) days written notice of such intention to terminate.

7.2 Resignation or Cessation of Duties. In the event that the Consultant ceases to perform all of the Duties contained herein, other than by reason of the Consultant's death or disability, or if the Consultant resigns unilaterally and on his own initiative from all of his positions this Agreement shall be deemed to be terminated by the Consultant as of the date of such cessation of Duties or such resignation, balance of monies or stock due the Consultant may be due immediately at the Consultant's option.

7.3 Termination by Company. The parties further agree that the Company may not terminate this Agreement without payment, at that time to the Consultant of a termination for any cause whatsoever.

7.4 Termination if Change of Control. Notwithstanding any other provision of this Agreement, in the event of a change in control of the Company this Agreement shall be deemed to be terminated by the Company, and the Consultant shall be entitled to the termination allowance stated in Section 7.3 hereof. For the purposes hereof, a change in control of the Company shall be deemed to occur if a transaction or series of transactions takes place whereby, directly or indirectly:

                  (a) any person or combination of persons (other than any person or persons who are controlling shareholders of the Company) obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or


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                           combination of persons holding shares or other
                           securities in excess of the number which, directly or following conversation thereof, would entitle the holder thereof to cast 20% or more of the vote attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

                  (b) the Company shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of the Company) shall consolidate or merge with or into or amalgamated with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property (other than a transaction which has been approved by a majority of the directors of the Company holding office on the effective date of this Agreement); or

                    (c) the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed financial year of the Company, or (B) which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income or cash flow of the Company and its subsidiaries, to any other person or persons (other than the Company or one of its subsidiaries).

7.5 Death. In the event of the death of the Consultant during the term of this Agreement, this Agreement shall be terminated as of the date of such death, and the Consultant shall be entitled to the termination allowance stated in Section
7.3 hereof to be paid to the Consultant's spouse. In the case of the simultaneous death of the Consultant and his spouse, the funds shall be paid to the Consultant's estate.


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7.6 Disability. In the event that the Consultant will during the term of this
Agreement by reason of illness or mental or physical disability or incapacity be prevented from or incapable of performing the Duties hereunder, then the Consultant shall be entitled to receive the remuneration provided for herein as specified in Section 7.2.

7.7 Termination Payments. Any payments made by the Company to the Consultant upon the termination of this Agreement shall, at the election of the Consultant, be made in cash in a lump sum payment, in cash in installments as chosen by the Consultant, in Free-Trading Shares, or in a combination of cash and Free-Trading Shares, subject to regulatory approval. All payments required to be made by the Company to the Consultant pursuant to Section 7 hereof shall be made in full, irrespective of the amount of the term remaining under this Agreement.

8.  RIGHTS AND OBLIGATIONS UPON TERMINATION

8.1 Rights and Obligation. Upon termination of this Agreement, the Consultant shall deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, other than the Consultant's personal papers in regard to his role in the Company, which may then be in its or the Consultant's possession or under his control.

9.  CLOSING

9.1 Closing Date. This Agreement shall close five (5) days following the receipt in writing of the last of the board approvals for this Agreement.

9.2 Condition of Closing. The parties hereto agree that it shall be a condition of the closing of this Agreement that prior to or contemporaneously with the closing of this Agreement:

                      (a) this Agreement shall be approved by the board
                          members of the Company;

                      (b) the Consultant and the Company shall terminate any
                          previously existing employment contracts or terms;
                          and

                      (c) the Consultant shall execute a non-disclosure
                          agreement with the Company.


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10.  Notices and Requests

10.1 Notices and Requests. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

                    (a) if to the Company:

                    Solucorp Industries Ltd. 250 West Nyack Road
                    West Nyack, New York 10994

                    With a copy to:

                    Edward Zizmor, Esq. 60 Court Street
                    Hackensack, New Jersey 07601

                    (b) if to the Consultant:

                        Mr. Joseph S. Kemprowski 661 North Broadway
                        Upper Nyack, New York 10960

or to such other address as the party to receive notice or request so designates by written notice to the other.

15.  WAIVER

15.1 Waiver. No consent or waiver, expressed or implied, by either party to or of any breach or default by the other party in the performance by the other of its obligations herein shall be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act, or to declare either party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights herein or of the right to then or subsequently declare a default.

16.  SEVERABILITY

16.1 Severability. If any provision contained herein is determined to be void or unenforceable in whole or in part, it is to that extent deemed omitted. The remaining provisions shall not be affected in any way.

17.  AMENDMENT

17.1 Amendment This Agreement shall not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.


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18.  HEADINGS

18.1 Headings. The headings of the sections and subsections herein are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

19.  GOVERNING LAW

19.1 Governing Law. This Agreement shall be construed under and governed by the laws of New York and the laws of the United States of America applicable therein.

20.  EXECUTION

20.1 Execution in Several Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 8th day of January, 1998.

SOLUCORP INDUSTRIES LTD.

Per

                Authorized Signatory

SIGNED, SEALED AND DELIVERED BY
in the presence of

Name

Address

Occupation